Exhibit 3.3A

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
INERGY GP, LLC
The undersigned, desiring to amend the Certificate of Formation pursuant to the provisions of Section 18-202 of the Limited Liability Company Act of the State of Delaware, does hereby certify as follows:

1.	Name of Limited Liability Company: Inergy GP, LLC (the “Company”).

2.	The Certificate of Formation of the limited liability company is hereby amended by deleting Article 1 thereof in its entirety and inserting the following in lieu thereof:
“FIRST. The name of the Company is:
Crestwood Equity GP LLC.”

3.
The foregoing amendment was duly adopted in accordance with the provisions of Section 18-404 (by written consent of a majority of the members of the board of directors of the Company) of the Delaware Limited Liability Company Act.

[Signature Page Follows]

IN WITNESS WHEREOF, Inergy GP, LLC has caused this Certificate to be executed by its duly authorized officer on this 7th day of October, 2013.

By:
Name: Robert G. Phillips
Title: President and Chief Executive Officer

Signature Page to Certificate of Amendment of Inergy GP, LLC